Noncompetition Agreement


Date:   December 22, 1993

Parties:        1.      Pentair Deutschland GmbH iG, a
German limited liability company in formation under the laws of the Federal Republic of Germany, which has its offices at Straubenhardt, Germany and has filed for registration in the Handelsregister of the Amtsgericht
Pforzheim, and

2. EuroPentair GmbH iG, a German limited liability company in formation under the laws of the Federal
Republic of Germany, which has its offices at Straubenhardt, Germany and has filed for registration in the Handelsregister of the Amtsgericht Pforzheim,and

3.      F C Holdings, Inc., a Delaware business
corporation, which has its principal place of business at Waters Edge Plaza, 1500 County Road B2 West, St. Paul, MN
55113-3105

- -  collectively hereinafter referred to as "Buyers"  -

4. Schroff GmbH, a German limited liability company duly organized and existing under the laws of the Federal
Republic of Germany, which has its registered offices at Straubenhardt, Germany and is registered in the Handelsregister of the Amtsgericht Pforzheim under file no. HRB 2807,

- - hereinafter referred to as "Seller"  -


Recitals:       A.      Seller and Buyers entered into an
Asset Purchase Agreement on December 22, 1993 (the "Asset
Agreement"), whereby Seller sold to Buyers substantially all of its assets and all of its good will, which have been used by Seller in the research, development, engineering, fabrication, sale and marketing of electrical and electronic enclosures, microprocessor packaging systems and related products by Seller and the other members of the Schroff Group as presently or in the past conducted ( the "Business").

B. Buyers have acquired all of the goodwill of the Seller gained through its exploitation of the Business throughout the world.

C. A form copy of this Noncompetition Agreement is contemplated by Section 2B of the Asset Agreement and is entered into as an integral part of the transaction by which the assets of the Business were sold to Buyers.

D. The restrictions contained herein are necessary to protect the legitimate continuing interests of Buyers in acquiring the Business through the purchase of the assets of the Seller and the assumption of the liabilities assumed pursuant to the Asset Agreement.

Agreement:

1.      Noncompetition Agreement.  For a period of five
(5) years following the Closing Date (as defined in the Asset Agreement), neither Seller nor any party affiliated by ownership or control with Seller, will directly or indirectly engage in the manufacture for resale or marketing of individual products competitive with those manufactured or marketed by the Schroff Group within the three (3) years preceding the date hereof in the Territory, as defined in Section 2.

2. Geographic Scope. The Territory, which consists of those countries in which Seller manufactured or sold products of the Business within the last three years, is defined as the European Community, Sweden, Norway,
Finland, Austria, Switzerland, United States of America,
Canada, Mexico, Israel, South Africa, Australia, New
Zealand, Japan, Taiwan, Singapore, the People's Republic of China and South Korea.

3. Value of Noncompetition Agreement. In connection with the sale of the Business by Seller pursuant to the Asset Agreement, the parties have agreed that the value to Buyers of this Agreement, and therefore the amount of the purchase price allocated to this Agreement in Exhibit
13 to the Asset Agreement, is DM 20.000.000.

4.      Remedies.

(a) Each of the Buyers affected by competition from Seller in contravention of this Agreement shall be entitled to injunctive or other relief restraining the continued violation or breach and to such further relief as may be ordered by any arbitral judgment or court of competent jurisdiction after considering the intent of this Noncompetition Agreement.

(b) In addition, each of the Buyers so affected shall have the right to seek compensation for actual damages, if any, suffered by it or them or any of the subsidiaries of any of them or any affiliate of any of the foregoing as a result of any such violation. No claim by Buyers to recover damages shall affect in any way the right of Buyers or any of them to seek injunctive relief restraining continued violation of the provisions of this Noncompetition Agreement.

5. Amendments. This Agreement may only be amended or modified by written instrument executed by the parties hereto.

6. Notices. Any notice or communication required or permitted to be given hereunder shall be in writing and shall be deemed given, if personally delivered, upon delivery, or if mailed, upon deposit in German or United
States mail, first class airmail, postage prepaid, certified mail and addressed as follows:

If to Seller:                with a copy to:
   Vermogensverwaltung
   Straubenhardt GmbH           Fried. Krupp AG
   Altendorferstrasse 103         Hoesch-Krupp
   45143 Essen, Germany         Altendorferstrasse 103
   Fax: (0201) 1882328          45143 Essen, Germany
   Attn: Mr. Reineke            Fax: (0201) 1882233
                                Attn: Mr. Ringleb


If to Buyers:
  Pentair Deutschland GmbH or     F C Holdings, Inc.
  EuroPentair GmbH                Waters Edge Plaza
  P. O. Box 3                     1500 County Road
  D-75332 Straubenhardt, Germany    B2 West
  Fax: (07082) 794670             St. Paul, MN 55113-3105
  Attn: Mr. Gengenbach            Fax:  (612)  639-5251
                                  Attn:  Gerald C. Kitch

with copies to:

  Pentair, Inc.                   Henson & Efron, P.A.
  Waters Edge Plaza               1200 Title Insurance
  1500 County Road B2 West          Building
  St. Paul, MN 55113-3105         400 Second Avenue South
  Fax: (612)  639-5203            Minneapolis, MN 55401
  Attn: Richard W. Ingman         Fax:  (612) 339-6364
                                  Attn:  Louis L.
                                          Ainsworth, Esq.

7. Waiver. No waiver by either party hereto of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be deemed or construed as a further or continuing waiver of such condition or breach or waiver of any other or subsequent condition or the breach of any other term, covenant, representation or warranty contained in this Agreement.

8. Counterparts. Any number of counterparts of this Agreement may be executed and each such executed counterpart shall be deemed to be an original.

9. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10. Entire Agreement. This Agreement, the agreements made a part hereof, the Exhibits hereto and the instruments delivered pursuant hereto constitute the entire agreement between the parties hereto and supersede all prior written agreements and understandings, oral or written, between the parties relating to the subject matter hereof. The Confidentiality Agreement between Pentair and Krupp dated October 10, 1993 shall continue in full force and effect following execution hereof.

11.     English Language.  The English version of this
Agreement, regardless of whether a translation into any other language is or will be made, will be the only authentic version.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the Federal Republic of Germany.

13.     Arbitration of Disputes.

(a) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation or termination, that can not be resolved amicably by the parties shall be referred to and finally resolved by arbitration under the then applicable rules of the International Chamber of Commerce, as hereinafter modified or supplemented.

(b) The arbitration proceeding shall be presided over by a panel of three arbitrators, one arbitrator each appointed by Buyers as a group and Seller and a chairman appointed by the two party-appointed arbitrators. Any communication between a party and any arbitrator shall be directed to the arbitration panel. The parties expressly agree that the arbitrators may call and question any witness, including any expert witness and may require a party to produce any relevant documents or evidence prior to or at any hearing. The parties expressly agree that the arbitrators will be empowered to grant injunctive relief in the form of interim orders pending the outcome of the arbitration and in the final arbitral award.

(c) The location of the arbitration shall be London, England, and the language of the arbitration shall be English.

(d) The arbitral award will be the exclusive remedy for all claims, counterclaims, issues or accountings presented or pled to the arbitrators. The award will be granted and paid in Deutschmarks and may, in the discretion of the arbitrators, include interest from the date of breach or other violation of the Agreement until the award is fully paid. Judgment upon the arbitral award may be entered in any court that has jurisdiction thereover. Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the party that resists its enforcement.

(e) Notwithstanding the foregoing, Buyers may seek in any competent court injunctive or other equitable relief restraining Seller from taking any action in contravention of this Agreement, until arbitration of the issues raised in such court proceeding is resolved.

14. Severability. Should any provision of this Agreement be or become invalid in whole or in part or be incapable of performance for whatever reason or should a relevant provision have been omitted, then the validity of the remaining provisions of this Agreement shall not be affected thereby. In such an event, the parties hereby undertake to substitute for any such invalid provision or for any provision incapable of performance or for any omitted provision, a provision which corresponds to the spirit and purpose of such invalid, unperformable or omitted provision as far as permitted under Applicable Law with a view to the economic purpose of this Agreement.